Exhibit 99.1

KFx Signs Agreement to Purchase Fort Union Mine Site

Denver, CO, May 4, 2004 – KFx Inc. (AMEX:KFX) announced that it has signed an agreement with Black Hills Corp. to buy the Fort Union Mine site and facilities north of Gillette, Wyoming. The agreement is subject to the completion of a due diligence review by KFx and is scheduled to be closed later this month.

The mine property includes approximately 1,050 acres of land, railroad loop and spur, coal load out facilities and related buildings. The site already has several permits which KFx can amend to accommodate installation of a K-Fuel™ plant. The raw coal feedstock for the K-Fuel™ process will be purchased from adjacent mines.

KFx yesterday announced it has entered into an agreement to locate the initial K-Fuel™ plant at the Buckskin Mine, which is near the Fort Union mine. The Buckskin Mine site, which is the preferred site for the initial facility, has mutual conditions that must be met over the next several weeks. In the event these conditions are not met, it is KFx’s intention to install the first two K-Fuel™ processors at Fort Union and use Buckskin as a future development site once all agreements are finalized.

“We are pleased to have these options so that we can continue on our schedule for production of K-Fuel™ in early 2005,” said Ted Venners, Chairman and CEO of KFx. “It is an added bonus to have sites that can be permitted and prepared for expansion,” concluded Venners.

About KFx

KFx provides cost-effective solutions to help the electricity industry increase energy production while meeting emissions standards. Through its patented K-Fuel process, KFx transforms abundant U.S. reserves of sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward-looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the ‘safe harbor’ provisions of the PSLRA. The Company’s actual results may vary materially from those described in any ‘forward-looking statement’ due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company’s Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

INFORMATION CONTACT: 303-293-2992